Exhibit 99.1.1
Red Lion Reports Third Quarter 2008 Results
SPOKANE, WA, November 5, 2008 — Red Lion Hotels Corporation (NYSE: RLH) today announced its results for the third quarter and nine months ended September 30, 2008. Despite a difficult market environment, RevPAR for the quarter at owned and leased hotels decreased by 1.0% while revenue improved 4.3%, primarily due to the addition of the Anaheim and Denver Southeast hotels. Summary results for the three and nine-month periods follow:

	Three months ended September 30,			Nine months ended September 30,
($ in thousands, except per share)	2008	2007	% change	2008	2007	% change
Total revenue, as reported	$56,886	$54,520	4.3%	$146,256	$142,818	2.4%
Continuing operations before 2008 Special Item: (1)
EBITDA	$14,113	$15,271	-7.6%	$27,755	$28,425	-2.4%
Net income	$4,435	$5,799	-23.5%	$4,584	$6,329	-27.6%
Earnings per share — diluted	$0.24	$0.29	-17.2%	$0.25	$0.32	-21.9%

Continuing operations as reported:
EBITDA	$14,113	$15,271	-7.6%	$24,101	$28,425	-15.2%
Net income	$4,435	$5,799	-23.5%	$2,227	$6,329	-64.8%
Earnings per share — diluted	$0.24	$0.29	-17.2%	$0.12	$0.32	-62.5%

Total earnings per share - diluted, as reported	$0.24	$0.36	-33.3%	$0.12	$0.37	-67.6%

[1]	Excludes $3.7 million of separation cost incurred in the first quarter of 2008 related to the retirement of the company’s former President and CEO, net of its impact on income taxes. A schedule called “Disclosure of Special Items” is included with this release.
In addition, key hotel operating metrics, on a comparable basis, and reported hotel operating margins for the third quarter and nine-month periods ended September 30, 2008 and September 30, 2007 are highlighted below for owned and leased hotels:

	Three months ended September 30,				Nine months ended September 30,
	2008	2007	% change		2008	2007	% change

RevPAR (revenue per available room)	$72.08	$72.79	-1.0%		$59.69	$58.79	1.5%
ADR (average daily rate)	$97.11	$95.43	1.8%		$91.57	$89.84	1.9%
Occupancy	74.2%	76.3%	-210	bp	65.2%	65.4%	-20	bp
Hotel Direct Operating Margin	30.1%	33.0%	-290	bp	25.5%	25.5%	flat
President and Chief Executive Officer Anupam Narayan, commenting on the third quarter results, said, “The third quarter of 2008 was a challenge given the difficult economic environment that we have seen, particularly since Labor Day. We have proactively implemented cost-cutting measures with the goal of optimizing our margins, and have adequate liquidity, no near-term debt maturities and a strong balance sheet. We are confident in the underlying fundamentals and asset value of our company.”
Narayan continued, “In October, we announced that our review of strategic alternatives had concluded and that we did not receive any definitive offer from the interested parties. We will continue to concentrate on maximizing shareholder value by executing our operational plan and focusing on the basics in these challenging times.”
Third Quarter Results
Red Lion’s total revenue during the third quarter was $56.9 million, up 4.3% from the prior-year period. Revenue from hotels was $53.5 million, up 6.9% from the third quarter of 2007, primarily related to the addition of the Anaheim hotel — acquired in October 2007 — and the Red Lion Hotel Denver Southeast — acquired in May 2008. On a same-store basis, ADR improved 1.8%, offset by a decline in occupancy of 210 basis points, which resulted in a decline in RevPAR of 1.0%. The overall hotel segment’s direct operating margin decreased by 290 basis points to 30.1%. This was driven primarily by spending on additional marketing and advertising to drive hotel revenues and lower than optimal margins at the company’s two new hotels that are undergoing renovations. System-wide, RevPAR on a comparable basis for the quarter decreased 0.4%, with a 220 basis point decrease in occupancy partially offset by a 2.6% increase in ADR.
Franchise and management revenue was $0.8 million, up $0.1 million from the prior-year period due to franchise termination fees of $0.3 million received in the quarter, which more than offset the impact of the fewer number of franchisees in the system. Entertainment revenue was $1.9 million, a decrease of $1.2 million from the same quarter in 2007 due to the economic slowdown and because there were no major shows in the third quarter.
EBITDA from continuing operations for the third quarter of 2008 was $14.1 million, a decrease of 7.6% from the third quarter of 2007. Net income from continuing operations was $4.4 million — a decrease of $1.4 million from the prior-year period. Earnings per fully diluted share from continuing operations was $0.24, down $0.05 per fully diluted share from the third quarter of 2007.

Nine Months 2008 Results
Red Lion’s total revenue for the nine-month period ended September 30, 2008, was $146.3 million, up 2.4% from the same period in 2007. Reported revenue from hotels was $135.4 million, up 4.8% from the prior-year period in 2007, driven by a 1.5% increase in RevPAR at owned and leased hotels. Hotel direct operating profit increased 4.9% to $34.6 million, while margins were 25.5%, flat with the prior-year quarter.
The RevPAR increase for owned and leased hotels on a comparable basis for the first nine months of 2008 was driven by a 1.9% increase in ADR, partially offset by a 20 basis point decrease in occupancy. System-wide, RevPAR on a comparable basis increased 0.5% year-over-year led by a 2.8% increase in ADR, partially offset by a 150 basis point decrease in occupancy primarily resulting from renovations at a number of franchised hotels.
Results for the first nine months of 2008 included revenue from the Anaheim hotel, acquired in October 2007, and the Red Lion Hotel Denver Southeast, acquired in May 2008. Results for the first nine months of 2008 did not include revenue from the Red Lion Hotel Sacramento, which was subleased to a franchisee in July 2007.
Franchise and management revenue was $1.5 million, down from the prior year primarily due to fewer franchisees in the system and non-recurring termination fees of $0.3 million received in 2007 from franchises that are no longer in the system. Entertainment revenue was $7.0 million, down 22.7% from the prior-year period primarily related to attendance and the mix of shows presented during the first nine months of 2008.
EBITDA from continuing operations for the nine-month period ended September 30, 2008 (excluding the 2008 special item for separation costs) was $27.8 million, a decrease of 2.4% from the prior-year period, while net income from continuing operations excluding the 2008 special item was $4.6 million, down $1.7 million from the prior-year period. Earnings per fully diluted share for the nine-month period ended September 30, 2008 (excluding the 2008 special item) was $0.25, down $0.07 from the prior-year period.
Red Lion System Update
The company continues the complete renovation of its 310-room Anaheim hotel acquired in October 2007. Refurbished rooms will start to come on line in November and the renovation should be substantially completed by the end of 2008. Renovations have also commenced on the recently acquired 478-room Red Lion Hotel Denver Southeast. The company waited until after the Democratic National Convention and the end of the summer travel season to start its work. Red Lion will continue to operate the hotel while it makes over $8 million in renovations, primarily to guest rooms and public spaces, and anticipates completion by the end of the first quarter of 2009.
At the end of September 2008, the company had 15 franchised hotels in the Red Lion system. As part of the strategy to enhance the Red Lion Brand, during the quarter, the company removed three hotels from the franchise system for insufficient progress in completing required property improvements. Those hotels were the former Red Lion Hotel Modesto (186 rooms), the Red Lion Hotel Hillsboro (123 rooms) and the Red Lion Hotel Klamath Falls (108 rooms). The company believes all but two of its current franchisees are either in full compliance with the company’s enhanced brand standards or making sufficient progress to be in full compliance in the near term.

Liquidity and Balance Sheet
As of September 30, 2008, the company had approximately $16.0 million in cash and cash equivalents. The company continues to maintain a $50 million credit facility with $21 million outstanding as of September 30, 2008.
On October 13, 2008, the company announced that it had closed on a $14 million loan from Wells Fargo Bank, National Association on its hotel in Bellevue, Washington. The loan provides for a five-year term and a variable spread over LIBOR based on certain financial ratios. The current pricing is 1.75% over LIBOR. Red Lion used part of the proceeds of the loan to pay off the previous 9% loan of approximately $8.2 million and will use the remainder for general corporate purposes.
For the remainder of 2008, the company is projecting capital expenditures of $15.0 million for ongoing hotel improvement projects and the renovations at the Anaheim and Denver hotels.
Outlook for 2008
Consistent with others in the industry, and given the current challenging economic conditions, the company is revising its 2008 guidance as follows:
•	2008 RevPAR for company owned and leased hotels is expected to be flat to down 2%

•	2008 direct hotel operating margins expected to be flat to down 150 basis points

•	EBITDA from continuing operations in the range of $29.0 to $32.0 million
Red Lion’s 2008 EBITDA guidance does not include the impact of the $3.7 million special item for separation costs incurred in the first quarter of 2008.
Conference Call Information
The company will hold a conference call at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time) on November 6, 2008, to discuss the results for interested investors, analysts and portfolio managers. Management on the call will include President and CEO Anupam Narayan and Chief Financial Officer Anthony Dombrowik.
To participate in the conference call, please dial the following number ten minutes prior to the scheduled time: (800) 230-1096. International callers should dial (612) 332-0228.
This conference call will also be webcast live at http://www.redlion.com in the Investor Relations section of the website. To listen to the live call, please go to the Red Lion website at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at 2:00 p.m. PST on November 6, 2008, through December 6, 2008 at (800) 475-6701 or (320) 365-3844 (International) access code — 965898. The replay will also be available shortly after the call on the Red Lion website.

About Red Lion Hotels Corporation:
Red Lion Hotels Corporation is a hospitality and leisure company primarily engaged in the ownership, operation and franchising of upscale and midscale hotels under its Red Lion® brand. As of September 30, 2008, the RLH hotel network was comprised of 47 hotels located in nine states and one Canadian province, with 8,910 rooms and 437,626 square feet of meeting space. The company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.
This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the company’s annual report on Form 10-K for the year ended December 31, 2007 and in other documents filed by the company with the Securities and Exchange Commission.
Contact:
Red Lion Hotels Corporation
Julie Langenheim, Investor Relations Manager
(509) 777-6322
Investor Relations:
ICR Inc.
William Schmitt
(203) 682-8200

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes)

	Three months ended September 30,
	2008	2007	$ Change	% Change

Revenue:
Hotels	$53,472	$50,039	$3,433	6.9%
Franchise and management	769	701	68	9.7%
Entertainment	1,869	3,030	(1,161)	-38.3%
Other	776	750	26	3.5%

Total revenues	56,886	54,520	2,366	4.3%

Operating expenses:
Hotels	37,375	33,546	3,829	11.4%
Franchise and management	81	190	(109)	-57.4%
Entertainment	1,712	2,519	(807)	-32.0%
Other	483	454	29	6.4%
Depreciation and amortization	4,966	4,194	772	18.4%
Hotel facility and land lease	1,850	1,513	337	22.3%
Gain on asset dispositions, net	(64)	(188)	124	66.0%
Undistributed corporate expenses	1,746	1,555	191	12.3%

Total expenses	48,149	43,783	4,366	10.0%

Operating income	8,737	10,737	(2,000)	-18.6%

Other income (expense):
Interest expense	(2,321)	(2,320)	(1)	0.0%
Minority interest in partnerships, net	(10)	(39)	29	74.4%
Other income, net	420	379	41	10.8%

Income from continuing operations before income taxes	6,826	8,757	(1,931)	-22.1%
Income tax expense	2,391	2,958	(567)	-19.2%

Net income from continuing operations	4,435	5,799	(1,364)	-23.5%

Discontinued operations:
Loss from operations of discontinued business units, net of income tax benefit of $17	—	(32)	32	100.0%
Gain on disposal of discontinued business units, net of income tax expense of $736	—	1,338	(1,338)	-100.0%

Income from discontinued operations	—	1,306	(1,306)	-100.0%

Net income	$4,435	$7,105	$(2,670)	-37.6%

EBITDA (1)	$14,113	$17,401	$(3,288)	-18.9%
EBITDA as a percentage of revenues (2)	24.8%	31.8%

EBITDA from continuing operations (1)	$14,113	$15,271	$(1,158)	-7.6%
EBITDA from continuing operations as a percentage of revenues (2)	24.8%	28.0%

(1)	The definition of “EBITDA” and how that measure relates to net income is discussed further in this release under Non-GAAP Financial Measures.

(2)	The calculation of EBITDA as a percentage of revenues is based upon total operating revenues, from both continuing and discontinued operations, of $56,886,000 and $54,747,000 for the three months ended September 30, 2008 and 2007, respectively. EBITDA from continuing operations as a percentage of revenues is based upon the operating results of continuing business units as presented in the financial statements.

Red Lion Hotels Corporation
Earnings Per Share and Hotel Statistics
(unaudited)
(shares in thousands)

	Three months ended September 30,
	2008	2007	$ Change

Earnings per share — basic: (1)
Net income from continuing operations	$0.24	$0.30	$(0.06)
Income from discontinued operations	—	0.07	(0.07)

Net income	$0.24	$0.37	$(0.13)

Earnings per share — diluted: (1)
Net income from continuing operations	$0.24	$0.29	$(0.05)
Income from discontinued operations	—	0.07	(0.07)

Net income	$0.24	$0.36	$(0.12)

Weighted average shares — basic	18,267	19,226
Weighted average shares — diluted	18,551	19,574

(1)	For the three months ended September 30, 2008, 234,658 of the 1,429,794 options to purchase common shares outstanding as of that date were considered dilutive. Of the 55,715 restricted stock units outstanding, 4,298 shares were considered dilutive during the third quarter of 2008. For the three months ended September 30, 2007, 258,594 of the 1,306,617 options to purchase common shares outstanding as of that date were considered dilutive, as were the 44,473 units of unissued restricted stock outstanding. For both comparable periods, all of the 44,837 convertible operating partnership units were considered dilutive.

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes)

	Nine months ended September 30,
	2008	2007	$ Change	% Change

Revenue:
Hotels	$135,401	$129,259	$6,142	4.8%
Franchise and management	1,549	2,272	(723)	-31.8%
Entertainment	6,975	9,019	(2,044)	-22.7%
Other	2,331	2,268	63	2.8%

Total revenues	146,256	142,818	3,438	2.4%

Operating expenses:
Hotels	100,827	96,311	4,516	4.7%
Franchise and management	226	586	(360)	-61.4%
Entertainment	6,886	7,978	(1,092)	-13.7%
Other	1,547	1,402	145	10.3%
Depreciation and amortization	13,993	12,210	1,783	14.6%
Hotel facility and land lease	5,496	4,964	532	10.7%
Gain on asset dispositions, net	(204)	(427)	223	52.2%
Undistributed corporate expenses	8,710	4,510	4,200	93.1%

Total expenses	137,481	127,534	9,947	7.8%

Operating income	8,775	15,284	(6,509)	-42.6%

Other income (expense):
Interest expense	(6,955)	(6,871)	(84)	-1.2%
Minority interest in partnerships, net	2	(40)	42	105.0%
Other income, net	1,331	971	360	37.1%

Income from continuing operations before income taxes	3,153	9,344	(6,191)	-66.3%

Income tax expense	926	3,015	(2,089)	-69.3%

Net income from continuing operations	2,227	6,329	(4,102)	-64.8%

Discontinued operations:
Loss from operations of discontinued business units, net of income tax benefit of $62	—	(113)	113	100.0%
Net gain on disposal of discontinued business units, net of income tax expense of $596	—	1,082	(1,082)	-100.0%

Income from discontinued operations	—	969	(969)	-100.0%

Net income	$2,227	$7,298	$(5,071)	-69.5%

EBITDA (1)	$24,101	$30,113	$(6,012)	-20.0%

EBITDA as a percentage of revenues (2)	16.5%	20.9%

EBITDA from continuing operations (1)	$24,101	$28,425	$(4,324)	-15.2%

EBITDA from continuing operations as a percentage of revenues (2)	16.5%	19.9%

(1)	The definition of “EBITDA” and how that measure relates to net income (loss) is discussed further in this release under Non-GAAP Financial Measures.

(2)	The calculation of EBITDA as a percentage of revenues is based upon total operating revenues, from both continuing and discontinued operations, of $146,256,000 and $144,226,000 for the nine months ended September 30, 2008 and 2007, respectively. EBITDA from continuing operations as a percentage of revenues is based upon the operating results of continuing business units as presented in the financial statements.

Red Lion Hotels Corporation
Earnings Per Share and Hotel Statistics
(unaudited)
(shares in thousands)

	Nine months ended September 30,
	2008	2007	$ Change

Earnings per share — basic: (1)
Net income from continuing operations	$0.12	$0.33	$(0.21)
Income from discontinued operations	—	0.05	(0.05)

Net income	$0.12	$0.38	$(0.26)

Earnings per share — diluted: (1)
Net income from continuing operations	$0.12	$0.32	$(0.20)
Income from discontinued operations	—	0.05	(0.05)

Net income	$0.12	$0.37	$(0.25)

Weighted average shares — basic	18,245	19,191
Weighted average shares — diluted	18,508	19,573

(1)	For the nine months ended September 30, 2008, 227,037 of the 1,429,794 options to purchase common shares and 5,805 of the 55,715 restricted stock units outstanding as of that date were considered dilutive. In addition, 29,946 of the 44,837 convertible operating partnership units were dilutive during the nine-month period. For the nine months ended September 30, 2007, 301,568 of the 1,306,617 options to purchase common shares outstanding as of that date were considered dilutive, as were 35,175 units of unissued restricted stock outstanding and 44,837 convertible operating partnership units.

Red Lion Hotels Corporation
Consolidated Balance Sheets
(unaudited)
($ in thousands, except share data)

	September 30,	December 31,
	2008	2007
Assets:
Current assets:
Cash and cash equivalents	$15,974	$15,044
Restricted cash	3,916	4,439
Accounts receivable, net	11,729	10,330
Inventories	1,469	1,416
Prepaid expenses and other	2,429	3,352

Total current assets	35,517	34,581

Property and equipment, net	290,659	260,574
Goodwill	28,042	28,042
Intangible assets, net	11,195	11,582
Other assets, net	6,905	9,730

Total assets	$372,318	$344,509

Liabilities:
Current liabilities:
Accounts payable	$8,245	$4,189
Accrued payroll and related benefits	4,459	6,166
Accrued interest payable	296	356
Advance deposits	850	345
Other accrued expenses	10,580	10,419
Long-term debt, due within one year	2,967	5,547

Total current liabilities	27,397	27,022

Revolving credit facility	21,000	—
Long-term debt, due after one year	81,130	77,673
Deferred income	8,649	9,169
Deferred income taxes	17,223	17,294
Minority interest in partnerships	29	31
Debentures due Red Lion Hotels Capital Trust	30,825	30,825

Total liabilities	186,253	162,014

Stockholders’ equity:
Preferred stock - 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 18,274,498 and 18,312,756 shares issued and outstanding	183	183
Additional paid-in capital, common stock	141,896	140,553
Retained earnings	43,986	41,759

Total stockholders’ equity	186,065	182,495

Total liabilities and stockholders’ equity	$372,318	$344,509

Red Lion Hotels Corporation
Consolidated Statement of Cash Flows
(unaudited)
($ in thousands)

	Nine months ended September 30,
	2008	2007
Operating activities:
Net income	$2,227	$7,298
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,993	12,237
Gain on disposition of property, equipment and other assets, net	(204)	(427)
Gain on disposition of discontinued operations, net	—	(1,678)
Deferred income tax provision	(71)	2,830
Minority interest in partnerships	(2)	40
Equity in investments	(147)	(62)
Imputed interest expense	111	157
Stock based compensation expense	2,104	666
Provision for doubtful accounts	65	19
Change in current assets and liabilities:
Restricted cash	523	(1,431)
Accounts receivable	(1,230)	(1,238)
Inventories	(12)	158
Prepaid expenses and other	931	(813)
Accounts payable	4,056	(2,082)
Accrued payroll and related benefits	(1,707)	(1,613)
Accrued interest payable	(60)	(98)
Other accrued expenses and advance deposits	368	3,380

Net cash provided by operating activities	20,945	17,343

Investing activities:
Purchases of property and equipment	(43,306)	(14,002)
Non-current restricted cash for sublease tenant improvements	2,072	—
Proceeds from disposition of property and equipment	5	18
Proceeds from disposition of discontinued operations	—	7,918
Proceeds from short-term liquid investments	—	7,635
Advances to Red Lion Hotels Capital Trust	(27)	(17)
Other, net	429	(284)

Net cash provided by (used in) investing activities	(40,827)	1,268

Financing activities:
Borrowings on revolving credit facility	23,000	—
Repayment of revolving credit facility	(2,000)	—
Repayment of long-term debt	(13,234)	(1,894)
Borrowings on long-term debt	14,000	3,926
Common stock redeemed	(926)	—
Proceeds from issuance of common stock under employee stock purchase plan	164	196
Proceeds from stock option exercises	—	488
Distributions to operating partnership unit holders	—	(1)
Additions to deferred financing costs	(192)	(27)

Net cash provided by financing activities	20,812	2,688

Net cash in discontinued operations	—	57

Change in cash and cash equivalents:
Net increase in cash and cash equivalents	930	21,356
Cash and cash equivalents at beginning of period	15,044	13,262

Cash and cash equivalents at end of period	$15,974	$34,618

Red Lion Hotels Corporation
Additional Hotel Statistics
(unaudited)
System-wide Hotels as of September 30, 2008

			Meeting Space
	Hotels	Rooms	(sq. ft.)

Red Lion Owned and Leased Hotels	31	5,935	304,684
Other Leased Hotel (1)	1	310	5,000
Red Lion Franchised Hotels	15	2,665	127,942

Total	47	8,910	437,626

Total Red Lion Hotels	46	8,600	432,626
Comparable Hotel Statistics (2)

	Three months ended September 30, 2008			Three months ended September 30, 2007
	Average			Average
	Occupancy (3)	ADR (4)	RevPAR (5)	Occupancy (3)	ADR (4)	RevPAR (5)

Owned and Leased Hotels	74.2%	$97.11	$72.08	76.3%	$95.43	$72.79
Franchised Hotels	70.1%	$81.72	$57.26	72.4%	$77.56	56.12

Total System Wide	72.9%	$92.37	$67.33	75.1%	$90.06	67.60

Change from prior comparative period:
Owned and Leased Hotels	(2.1)	1.8%	-1.0%
Franchised Hotels	(2.3)	5.4%	2.0%

Total System Wide	(2.2)	2.6%	-0.4%

	Nine months ended September 30, 2008			Nine months ended September 30, 2007
	Average			Average
	Occupancy (3)	ADR (4)	RevPAR (5)	Occupancy (3)	ADR (4)	RevPAR (5)

Owned and Leased Hotels	65.2%	$91.57	$59.69	65.4%	$89.84	$58.79
Franchised Hotels	60.6%	$78.22	$47.43	64.8%	$74.81	48.50

Total System Wide	63.8%	$87.75	$55.99	65.3%	$85.39	55.72

Change from prior comparative period:
Owned and Leased Hotels	(0.2)	1.9%	1.5%
Franchised Hotels	(4.2)	4.6%	-2.2%

Total System Wide	(1.5)	2.8%	0.5%

(1)	Represents a hotel acquired in the fourth quarter of 2007 that is being repositioned as a Red Lion, although until that time has been flagged as an independent.

(2)	Includes all hotels owned, leased and franchised, presented on a comparable basis for hotel statistics.

(3)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(4)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(5) Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

Red Lion Hotels Corporation
Disclosure of Special Items
(unaudited)
As previously announced, the Company’s former President and Chief Executive Officer retired in February 2008. In connection with the retirement agreement, the Company recorded an expense of $3.7 million in separation costs during the first quarter of 2008. As a result, the operations as presented in the accompanying financial statements for the nine months ended September 30, 2008 compared to 2007 do not reflect a meaningful comparison of continuing operations between periods. The follow table represents a reconciliation of certain earnings measures from continuing operations before special items to income from continuing operations after special items.

	Nine months ended September 30, 2008			Nine months ended September 30, 2007
($ in thousands except per share data)	Net Income	EBITDA	Diluted EPS	Net Income	EBITDA	Diluted EPS
	from Continuing	from Continuing	from Continuing	from Continuing	from Continuing	from Continuing
	Operations	Operations	Operations	Operations	Operations	Operations
Amount before special item	$4,584	$27,755	$0.25	$6,329	$28,425	$0.32

Special items:
Separation costs (1)	(3,654)	(3,654)	(0.20)	—	—	—
Income tax expense of special item (2)	1,297	—	0.07	—	—	—

Amount per consolidated statement of operations	$2,227	$24,101	$0.12	$6,329	$28,425	$0.32

Change from the comparative period:
Amount before special item	-27.6%	-2.4%	-21.8%
Amount per consolidated statement of operations	-64.8%	-15.2%	-62.4%

(1)	Amount as included in the line item “Undistributed corporate expenses” on the accompanying consolidated statements of operations.

(2)	Represents taxes on special items at the Company’s expected incremental tax rate as applicable.

Red Lion Hotels Corporation
Reconciliation of EBITDA to Net Income
(unaudited)
($ in thousands)
The following is a reconciliation of EBITDA and EBITDA from continuing operations to net income for the periods presented:

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
EBITDA from continuing operations	$14,113	$15,271	$24,101	$28,425
Income tax expense — continuing operations	(2,391)	(2,958)	(926)	(3,015)
Interest expense — continuing operations	(2,321)	(2,320)	(6,955)	(6,871)
Depreciation and amortization — continuing operations	(4,966)	(4,194)	(13,993)	(12,210)

Net income from continuing operations	4,435	5,799	2,227	6,329
Income from discontinued operations	—	1,306	—	969

Net income	$4,435	$7,105	$2,227	$7,298

EBITDA	$14,113	$17,401	$24,101	$30,113
Income tax expense	(2,391)	(3,676)	(926)	(3,548)
Interest expense	(2,321)	(2,417)	(6,955)	(7,030)
Depreciation and amortization	(4,966)	(4,203)	(13,993)	(12,237)

Net income	$4,435	$7,105	$2,227	$7,298

NON-GAAP FINANCIAL MEASURES
EBITDA is defined as net income before interest, taxes, depreciation and amortization. EBITDA is considered a non-GAAP financial measurement. We believe it is a useful financial performance measure for us and for our shareholders and is a complement to net income and other financial performance measures provided in accordance with generally accepted accounting principles in the United States (“GAAP”). EBITDA from continuing operations is calculated in the same manner, but excludes the operating results of business units identified as discontinued under GAAP.
We use EBITDA to measure the financial performance of our owned and leased hotels because it excludes interest, taxes, depreciation and amortization, which bear little or no relationship to operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. We generally pay federal and state income taxes on a consolidated basis, taking into account how the applicable taxing laws apply to our company in the aggregate. By excluding taxes on income, we believe EBITDA provides a basis for measuring the financial performance of our operations excluding factors that our hotels and other operations cannot control. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on historical cost and other factors unrelated to the hotels’ financial performance, EBITDA measures the financial performance of our hotels without regard to their historical cost. For all of these reasons, we believe that EBITDA provides us and investors with information that is relevant and useful in evaluating our business.
However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our long-lived assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as defined by us, may not be comparable to EBITDA as reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile all EBITDA measures to net income, which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.